Exhibit 99.1

Palomar Holdings, Inc. Reports Third Quarter 2019 Results

La Jolla, CA,  November 4,  2019 – Palomar Holdings, Inc. (NASDAQ:PLMR)  (“Palomar” or the “Company”)  reported net income of $7.5 million, or $0.31 per diluted share, for the third quarter of 2019 compared to net income of $1.6 million,  or $0.09 per diluted share, for the third quarter of 2018.  Adjusted net income(1) was $9.6 million, or $0.40 per diluted share, for the third quarter of 2019 as compared to $2.7 million, or $0.16 per diluted share, for the third quarter of 2018.

Third Quarter 2019 Highlights

•	Gross written premiums increased by 65.6% to $66.2 million compared to $40.0 million in the third quarter of 2018
•	Net income increased by 376.0% to $7.5 million compared to $1.6 million in the third quarter of 2018
•	Adjusted net income(1) increased by 253.2% to $9.6 million compared to $2.7 million in the third quarter of 2018
•	Total loss ratio of 8.8% compared to 33.5% in the third quarter of 2018
•	Combined ratio of 73.4% compared to 100.2% in the third quarter of 2018
•	Adjusted combined ratio(1) of 63.6%, compared to 94.0% in the third quarter of 2018
•	Annualized return on equity of 14.6%
•	Annualized adjusted return on equity(1) of 18.8%
(1)	See discussion of “Non-GAAP and Key Performance Indicators” below.

“Our third quarter results demonstrate the continued successful execution of Palomar’s strategy as we delivered gross written premium growth of 65.6% year-over-year” commented Mac Armstrong, Chief Executive Officer and Founder.  “Our results were driven by broad based strength across our portfolio, highlighted by an increase of 67.5% in our earthquake products over the prior year period, 62.1% growth in our non-earthquake products over the prior year period and accelerating rate increases in our commercial lines.”

Mr. Armstrong continued, “Growth in our earthquake lines of business was driven in part by a surge in demand for our residential earthquake products following the Ridgecrest earthquake in July, new distribution sources as well as a stronger rate environment in the commercial earthquake market.  Our non-earthquake products and notably our newer lines of business continue to see solid market adoption. Compared to the prior year period, our commercial all risk business grew 108.6% and our flood business grew 172.0%.  Our inland marine and assumed reinsurance divisions, both launched this year, are already contributing to the overall growth of Palomar. While we are pleased with our third quarter results, we see significant runway for continued growth across all of our product lines.”

Underwriting Results

Gross written premiums increased  65.6% to $66.2 million compared to $40.0 million in the third quarter of 2018, while net earned premiums increased 72.5% compared to the prior year’s third quarter.    Underwriting income(1) was $7.4 million resulting in a combined ratio of 73.4% compared to underwriting loss of $27,000 and a combined ratio of 100.2% during the same period last year.  The third quarter combined ratio includes certain expenses related to the Company’s initial public offering (“IPO”), the September secondary offering, tax restructuring, one-time incentive cash bonuses, and stock-based compensation. Excluding those items, the Company’s adjusted combined ratio(1) was 63.6% in the third quarter compared to 94.0% in the same period in 2018. Losses and loss adjustment expenses for the third quarter were $2.4 million, including $0.2 million of favorable prior year development. Additionally, the Company’s adjusted net income(1) during the third quarter increased by 253.2% to $9.6 million compared to  $2.7 million in last year’s third quarter. Adjusted net income for the third quarter of 2019 excludes certain expenses related to the Company’s initial public offering

(“IPO”), the September secondary offering, tax restructuring, one-time incentive cash bonuses, stock-based compensation, including the tax impact of those expenses.

Investment Results

Net investment income increased by 99.9%  to $1.7 million compared to $0.9 million in the prior year’s third quarter. The year over year increase was primarily due to interest income generated by the net proceeds received from the Company’s IPO.  Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, municipal and corporate bonds with an average credit quality of "AA." The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents,  was 3.72  years at September 30, 2019. Cash and invested assets totaled $263.2 million at September 30, 2019. During the third quarter, the Company recognized realized and unrealized gains of $0.4 million related to its investment portfolio as compared to $1.3 million in last year’s third quarter.

Tax Rate

The effective tax rate for the three months ended September 30, 2019 was 21.1% compared to 0.2%  for the three months ended September 30, 2018. The  change in the effective tax rate for the three months ended September 30, 2019 compared to the prior-year period was due to the tax restructuring of the Company prior to the IPO, resulting in all operations of the Company being taxable in the U.S.  Prior to the tax restructuring the Company’s Bermuda operations were not subject to U.S. tax,  thus the overall effective tax rate was lower in 2018.

Stockholders’ Equity and Returns

Stockholders' equity was $208.5 million at September 30, 2019, compared to $96.3 million at December 31, 2018.  For the three months ended September 30,  2019,  the Company’s annualized return on equity was 14.6% compared to 6.9% for the same period last year. Over the same period, annualized adjusted return on equity(1) increased to 18.8% from 12.0%. The increase in adjusted return on equity was due primarily to an improvement in underwriting income compared to the same period last year.

Conference Call

As previously announced, Palomar will host a conference call November 5, 2019, to discuss its third quarter 2019 results at 12:00 p.m. (Eastern Time). The conference call can be accessed by dialing 1-877-423-9813 (domestic) or 1-201-689-8573 (international) and asking for the Palomar Third Quarter 2019 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13695041. The telephonic replay will be available until 11:59 pm (Eastern Time) on November 12, 2019.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.palomarspecialty.com/.  The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the ultimate parent and insurance holding company of its operating subsidiaries, Palomar Specialty Insurance Company and Palomar Specialty Reinsurance Company Bermuda Ltd. Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients.  Palomar’s underwriting and analytical acumen allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, wind and flood insurance. Based in La Jolla, California, the company is an admitted carrier in 26 states. Palomar Specialty Insurance Company has an A.M. Best financial strength rating of “A-” (Excellent) FSC VIII. To learn more about us, visit www.palomarspecialty.com.

Non-GAAP and Key Performance Indicators

Palomar discusses certain key performance indicators, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

Underwriting revenue is a non‑GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of total revenue to underwriting revenue in accordance with GAAP.

Underwriting income is a non‑GAAP financial measure defined as income before income taxes excluding net investment income, net realized and unrealized gains and losses on investments and interest expense. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of income before income taxes to underwriting income in accordance with GAAP.

Adjusted net income is a non‑GAAP financial measure defined as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of related income tax impact. Palomar calculates the tax impact only on adjustments which would be included in calculating the Company’s income tax expense using the effective tax rate at the end of each period. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of net income to adjusted net income in accordance with GAAP.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the periods.

Adjusted return on equity is a non‑GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the periods. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of return on equity to adjusted return on equity in accordance with GAAP.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of underwriting, acquisition and other underwriting expenses net of commission and other income, to net earned premiums.

Combined ratio is defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted combined ratio is a non‑GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of combined ratio to adjusted combined ratio in accordance with GAAP.

Tangible stockholders’ equity is a non‑GAAP financial measure defined as stockholders’ equity less intangible assets. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of stockholders’ equity to tangible stockholders’ equity in accordance with GAAP.

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations

1-619-771-1743

investors@palomarspecialty.com

Source: Palomar Holdings, Inc.

Summary of Operating Results

The following table summarizes our results for the three months ended September 30, 2019 and 2018:

	Three months ended
	September 30,			Percent
	2019	2018	Change	Change
	($ in thousands)
Revenue:
Gross written premiums	$66,242	39,994	$26,248	65.6%
Ceded written premiums	(28,060)	(20,764)	(7,296)	35.1%
Net written premiums	38,182	19,230	18,952	98.6%
Net earned premiums	27,662	16,036	11,626	72.5%
Commission and other income	709	679	30	4.4%
Total underwriting revenue(1)	28,371	16,715	11,656	69.7%
Losses and loss adjustment expenses	2,439	5,374	(2,935)	(54.6)%
Acquisition expenses	10,243	6,392	3,851	60.2%
Other underwriting expenses	8,330	4,976	3,354	67.4%
Underwriting income (loss) (1)	7,359	(27)	7,386	NM
Interest expense	—	(605)	605	(100.0)%
Net investment income	1,729	865	864	99.9%
Net realized and unrealized gains on investments	361	1,336	(975)	(73.0)%
Income before income taxes	9,449	1,569	7,880	502.2%
Income tax expense	1,995	3	1,992	NM
Net income	$7,454	$1,566	$5,888	376.0%
Adjustments:
Expenses associated with IPO, tax restructuring, secondary offering, and one-time incentive cash bonuses	2,289	652	1,637	NM
Stock-based compensation expense	410	—	410	NM
Expenses associated with retirement of debt	—	495	(495)	NM
Tax impact	(570)	—	(570)	NM
Adjusted net income(1)	$9,583	$2,713	$6,870	253.2%
Key Financial and Operating Metrics
Annualized return on equity	14.6%	6.9%
Annualized adjusted return on equity(1)	18.8%	12.0%
Loss ratio	8.8%	33.5%
Expense ratio	64.6%	66.7%
Combined ratio	73.4%	100.2%
Adjusted combined ratio(1)	63.6%	94.0%
NM- not meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their GAAP equivalents.

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except shares and par value data)

	September 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $216,623 in 2019; $122,949 in 2018)	$223,986	$122,220
Equity securities, at fair value (cost: $21,213 in 2019; $27,188 in 2018)	22,326	25,171
Total investments	246,312	147,391
Cash and cash equivalents	16,477	9,525
Restricted cash	425	399
Accrued investment income	1,363	734
Premium receivable	32,171	18,633
Deferred policy acquisition costs	21,653	14,052
Reinsurance recoverable on unpaid losses and loss adjustment expenses	14,052	11,896
Reinsurance recoverable on paid losses and loss adjustment expenses	3,700	2,666
Prepaid reinsurance premium	24,711	18,284
Prepaid expenses and other assets	10,365	5,863
Property and equipment, net	860	947
Intangible assets	744	744
Total assets	$372,833	$231,134
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$15,530	$9,245
Reserve for losses and loss adjustment expenses	16,966	16,061
Unearned premiums	116,159	79,130
Ceded premium payable	11,970	10,607
Funds held under reinsurance treaty	1,801	720
Income and excise taxes payable	133	—
Deferred tax liabilities, net	1,812	—
Long-term notes payable	—	19,079
Total liabilities	164,371	134,842
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 and 0 shares authorized as of September 30, 2019 and December 31, 2018, respectively, 0 shares issued and outstanding as of September 30, 2019 and December 31, 2018	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 23,468,750 and 17,000,000 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	2	2
Additional paid-in capital	179,587	68,498
Accumulated other comprehensive income (loss)	5,896	(563)
Retained earnings	22,977	28,355
Total stockholders' equity	208,462	96,292
Total liabilities and stockholders' equity	$372,833	$231,134

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended
	September 30,
	2019	2018
Revenues:
Gross written premiums	$66,242	$39,994
Ceded written premiums	(28,060)	(20,764)
Net written premiums	38,182	19,230
Change in unearned premiums	(10,520)	(3,194)
Net earned premiums	27,662	16,036
Net investment income	1,729	865
Net realized and unrealized gains on investments	361	1,336
Commission and other income	709	679
Total revenues	30,461	18,916
Expenses:
Losses and loss adjustment expenses	2,439	5,374
Acquisition expenses	10,243	6,392
Other underwriting expenses (includes stock-based compensation of $410 and 0, respectively)	8,330	4,976
Interest expense	—	605
Total expenses	21,012	17,347
Income before income taxes	9,449	1,569
Income tax expense	1,995	3
Net income	7,454	1,566
Other comprehensive income, net:
Net unrealized gains (losses) on securities available for sale for the three months ended September 30, 2019 and 2018 respectively	974	(309)
Net comprehensive income	$8,428	$1,257
Per Share Data:
Basic earnings per share	$0.32	$0.09
Diluted earnings per share	$0.31	$0.09

Weighted-average common shares outstanding:
Basic	23,468,750	17,000,000
Diluted	23,885,137	17,000,000

Underwriting Segment Data

The Company has a single reportable segment and offers primarily earthquake, wind, and flood insurance products. Gross written premiums (GWP) by product are presented below:

	Three Months Ended September 30,
	2019		2018
	($ in thousands)
		% of		% of
	Amount	GWP	Amount	GWP
Product
Residential Earthquake	$35,711	53.9%	$21,483	53.7%
Specialty Homeowners	8,572	12.9%	7,116	17.8%
Commercial Earthquake	8,402	12.7%	4,856	12.1%
Commercial All Risk	7,077	10.7%	3,392	8.5%
Hawaii Hurricane	3,299	5.0%	2,614	6.5%
Flood	1,450	2.2%	533	1.4%
Other	1,731	2.6%	—	—%
Total Gross Written Premiums	$66,242	100.0%	$39,994	100.0%

Reconciliation of Non‑GAAP Financial Measures

For the three months ended September 30, 2019 and 2018, the Non-GAAP financial measures discussed above reconcile to their respective GAAP measures as follows:

Underwriting revenue

	Three Months Ended
	September 30,
	2019	2018
	(in thousands)
Total revenue	$30,461	$18,916
Net investment income	(1,729)	(865)
Net realized and unrealized gains on investments	(361)	(1,336)
Underwriting revenue	$28,371	$16,715

Underwriting income

	Three Months Ended
	September 30,
	2019	2018
	(in thousands)
Income before income taxes	$9,449	$1,569
Net investment income	(1,729)	(865)
Net realized and unrealized gains on investments	(361)	(1,336)
Interest expense	—	605
Underwriting income (loss)	$7,359	$(27)

Adjusted net income

	Three Months Ended
	September 30,
	2019	2018
	(in thousands)
Net income	$7,454	$1,566
Adjustments:
Expenses associated with IPO, tax restructuring, secondary offering, and one-time incentive cash bonuses	2,289	652
Stock based compensation expense	410	—
Expenses associated with retirement of debt	—	495
Tax impact	(570)	—
Adjusted net income	$9,583	$2,713

Annualized adjusted return on equity

	Three Months Ended
	September 30,
	2019	2018
	($ in thousands)
Annualized adjusted net income	$38,332	$10,852
Average stockholders’ equity:	$204,049	$90,578
Annualized adjusted return on equity	18.8%	12.0%

Adjusted combined ratio

	Three Months Ended
	September 30,
	2019	2018
	($ in thousands)
Numerator: Sum of losses, loss adjustment expenses, underwriting, acquisition and other underwriting expenses, net of commission and other income	$20,303	$16,063
Denominator: Net earned premiums	$27,662	$16,036
Combined ratio	73.4%	100.2%
Adjustments to numerator:
Expenses associated with IPO, tax restructuring, secondary offering, and one-time incentive cash bonuses	$(2,289)	$(652)
Stock based compensation expense	(410)	—
Portion of expenses associated with retirement of debt classified as other underwriting expenses	—	(345)
Adjusted combined ratio	63.6%	94.0%

Tangible stockholders’ equity

	Period Ended
	September 30,	December 31,
	2019	2018
	(in thousands)
Stockholders' equity	$208,462	$96,292
Intangible assets	(744)	(744)
Tangible stockholders' equity	$207,718	$95,548